Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Office Properties Trust, Inc. of our report dated March 18, 2008, relating to our audit of the consolidated financial statements and the financial statement schedule of Waterfront Partners OP, LLC as of December 31, 2007, and for the year then ended, which is included in the Current Report on Form 8-K filed by Pacific Office Properties Trust, Inc. on June 10, 2009 and which is also included in the Annual Report on Form 10-K of Pacific Office Properties Trust, Inc. for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP
Irvine, California
June 29, 2009